CERTIFICATE OF AMENDMENT
                                     OF THE
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  FOSSIL, INC.

         Fossil, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That the Board of Directors of the Company duly adopted a resolution proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation of the Company:

         Paragraph 1 of Article IV is hereby amended to read in its entirety as follows:

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and 100,000,000 shares of common stock, par value $0.01 per share ("Common Stock").

         SECOND: The amendment of the Second Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         The effective time of the amendment herein certified shall be upon filing with the Delaware Secretary of State.

Signed and attested to on May 25, 2000.

                                  FOSSIL, INC.


                                  By:  /s/ T.R. Tunnell
                                       -----------------------------------------
                                  Print Name:  T.R. Tunnell
                                  Title:  Senior Vice President, Development
                                          and Chief Legal Officer

ATTEST:


By: /s/ Lisa Lapiska
    ----------------
Name: Lisa Lapiska
Title: Vice President, Human Resources